Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of Active Power, Inc. for the registration of 7,090,863 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the financial statements of Active Power, Inc., Active Power, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Active Power, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 6, 2005